CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 22, 2016 with respect to the audited financial statements of iHealthcare, Inc. as of December 31, 2015 and for the period September 8, 2015 (inception) through December 31, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 22, 2016